Exhibit 3.6

                                     AMENDED
                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               4net Software, Inc.


     4net Software, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), in accordance with Section 151 of the GCL, DOES HEREBY CERTIFY that:

     The Certificate of Incorporation of the Company provides that the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $.01. The Certificate of Incorporation provides, further, that the Board of Directors is authorized, to the extent permitted by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the GCL, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, at a duly held meeting on April 9, 2001, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 550,000 shares of Series A Convertible Preferred Stock, and that a copy of such resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Certificate of Incorporation, as amended, and in accordance with the General Corporation Law of the State of Delaware the Board of Directors hereby authorizes the filing of an Amended Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of 4net Software, Inc. to amend certain terms and conditions of the Company's "Series A Convertible Preferred Stock." Accordingly, the Company's Series A Convertible Preferred Stock with par value of $.01 per share, shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

     1. Designation and Number of Shares. Shares of the series shall be designated and known as the Series A Convertible Preferred Stock of the Company. The Series A Convertible Preferred Stock shall consist of 550,000 shares. Shares of the Series A Convertible Preferred Stock which are retired, converted into shares of Common Stock, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series.

     2.   Conversion of Shares of Series A Convertible Preferred Stock.

          2.1 Conversion at the Option of the Holder. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into five (5) shares of the Common Stock of the Company (the "Conversion Ratio"). A holder of the Series A Convertible Preferred Stock ("Series A Shareholder") may exercise his or her option to convert the shares of Series A Convertible Preferred Stock into five (5) fully paid and nonassessable shares of Common Stock at any time prior to the fifth (5th) anniversary of the date of issuance of the Series A Convertible Preferred Stock, at which time the shares of Series A Convertible Preferred Stock shall automatically convert into five (5) fully paid and nonassessable shares of Common Stock. To convert the shares of Series A Convertible Preferred Stock the Series A Shareholder must give written notice to the Company that the Series A Shareholder elects to convert his or her shares of Series A Convertible Preferred Stock into Common Stock and by surrender of all the certificates for the shares of Series A Convertible Preferred Stock to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A

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               Convertible Preferred Stock) at any time during its usual
               business hours on the date set forth in such notice, together with a statement of the name or names (with addresses and social security numbers) in which the certificates for shares of Common Stock shall be issued.

          2.2 Forced Conversion. Each share of Series A Convertible Preferred Stock shall automatically convert into five (5) fully paid and nonassessable shares of Common Stock upon the occurrence of both of the following two events:

               (i) The shares of the Company's Common Stock, which are currently traded on the NASDAQ's Over-the-Counter Bulletin Board under the trading symbol "FNSI", close at or above a price of $1.20 for twenty (20) consecutive trading days; and

               (ii) The shares of Common Stock underlying all of the issued and outstanding shares of Series A Convertible Preferred Stock are covered by a current and effective registration statement filed pursuant to the Securities Act of 1933.

               In the event the shares of Series A Convertible Preferred Stock are automatically converted into five (5) shares of Common Stock pursuant to this paragraph 2.2 (the "Forced Conversion"), the holders of the Series A Convertible Preferred Stock shall be notified by certified mail return receipt requested within ten
               (10) business days of the Forced Conversion. In connection with the Forced Conversion, the holders of the Series A Convertible Preferred Stock shall be required to surrender their shares of Series A Convertible Preferred Stock to the Company, together with a statement of the name or names (with addresses and social security numbers) in which the certificates for shares of Common Stock shall be issued.

          2.3 Issuance of Certificates: Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 2.1, and surrender of the certificates for the shares of Series A Convertible Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the Series A Shareholder, registered in such name or names as the Series A Shareholder may direct, certificates to each such Series A Shareholder for the number of shares of Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Company. At such time the rights of the holders of such shares of Series A Convertible Preferred Stock to be converted shall cease, and the person or persons in whose name or names the certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become holders of record of the shares represented thereby.

     3. Registration Rights for Shares of Common Stock Issued upon Conversion of the Series A Convertible Preferred Stock at the Option of the Holder.
          The Company hereby undertakes to make all reasonable efforts to file a registration statement pursuant to the Securities Act of 1933, within ninety (90) days of the date of issuance of the Series A Convertible Preferred Stock to register the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock Stock. The Company shall at its sole cost and expense, use all reasonable efforts to cause such registration statement to become effective as soon as practicable, and shall take all other action necessary under federal and state laws and regulations to permit the holders of the Series A Convertible Preferred Stock to sell or otherwise dispose of his or her shares of Common Stock, and will maintain compliance with such federal and state laws and regulations for the period necessary for the holders of the Series A Convertible Preferred Stock to effect the sale or other disposition. Notwithstanding the foregoing, the registration rights granted to the holders of the Series A Convertible Preferred Stock are subject to such limits or the complete prohibition on the number of shares which may be registered as may be imposed by the underwriter, or representative of the underwriters, as the case may be, of the offering to be made pursuant to such registration statement.

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     4.   Cumulative Dividend Payments. Each share of Series A Convertible
          Preferred Stock shall be paid, out of any assets at the time legally available therefore, a dividend at the rate of eight percent (8%) per annum based on a value of four dollars ($4.00) per share of Series A Convertible Preferred Stock from the date of issuance of the Series A Convertible Preferred Stock ("Cumulative Dividend"). Such Cumulative Dividends are prior and in preference to any declaration or payment of any distribution to any other class of preferred stock or the common stock of the Company. The Cumulative Dividend shall be payable to the holders of Series A Convertible Preferred Stock on a semi-annual basis ("Cumulative Dividend Payments"). The initial Cumulative Dividend Payments shall become due and payable to the holders of the Series A Convertible Preferred Stock on the first business day of the calendar month following the six (6) month anniversary of the date of issuance of the Series A Convertible Preferred Stock (the "Initial Cumulative Dividend Payment"). Subsequent Cumulative Dividend Payments shall be made on the six (6) month anniversary of the Initial Cumulative Dividend Payment. Cumulative Dividends shall cease to accrue on the Series A Convertible Preferred Stock once the Series A Convertible Preferred Stock is converted, for any reason, into Common Stock. The Cumulative Dividend shall accrue on each share of Series A Convertible Preferred Stock from day to day from the date of issuance of the Series A Convertible Preferred Stock whether or not earned or declared so that if such Cumulative Dividend with respect to any previous period at the rate provided for herein has not been paid on, or declared and set apart for, all shares of Series A Convertible Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for such shares of Series A Convertible Preferred Stock before any distribution shall be paid on or declared and set apart for any other class of preferred stock or the common stock of the Company. Upon conversion of the Series A Convertible Preferred Stock into Common Stock all Cumulative Dividends that have accrued, but which have not been paid, on the Series A Convertible Preferred Stock shall become due and payable to the holders of the Series A Convertible Preferred Stock forty- five days after the date the shares of Series A Convertible Preferred Stock are converted into Common Stock.

     5.   Liquidation.

          5.1 Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock (unless previously converted into shares of Common Stock) shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to four dollars ($4.00) per share of Series A Convertible Preferred Stock, plus in each case, any accrued, but unpaid Cumulative Dividends. Such amount payable with respect to one share of Series A Convertible Preferred Stock, as the case may be, being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments".

          5.2 If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of the full Liquidation Payments, then the entire assets of the Company to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock.

          5.3 Upon any such liquidation, dissolution or winding up of the Company, after the holders of Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled as set forth in subparagraph 5.1 above, the remaining net assets of the Company shall be distributed to the holders of Common Stock in proportion to the shares of Common Stock then held by them.

          5.4 The consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate

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               thereof, and the sale or transfer by the Company of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of this paragraph 5, with the result that, unless previously converted into shares of Common Stock, the outstanding shares of Series A Convertible Preferred Stock shall automatically convert into five (5) fully paid and nonassessable shares of Common Stock.

          5.5 For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

     6. Adjustments to the Conversion Ratio. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares (by reverse split or otherwise), the Conversion Ratio in effect immediately prior to such combination shall be proportionately reduced.

     7. Notice of Adjustment. Upon any adjustment of the Conversion Ratio, as set forth in paragraph 6, above, the Company shall give written notice thereof, within twenty (20) business days, by first class mail, postage prepaid, or by telex to non-United States residents, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

     8. Voting Rights. The holders of the Series A Convertible Preferred Stock shall have no voting rights, except that so long as any shares of Series A Convertible Preferred Stock are outstanding, the consent of the holders of at least a majority, or any greater amount then required by law, of the shares of Series A Convertible Preferred Stock outstanding, given in person or by proxy, either in writing or by vote at a meeting of the holders of the holders of Series A Convertible Preferred Stock called for the purpose, shall be necessary for authorizing or effecting the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or the By-Laws of the Company, as amended to date and presently in effect, or of this resolution, so as to affect adversely the preferences, priority, rights, powers or privileges of the Series A Convertible Preferred Stock as such or the holders thereof as such.

     9. Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock.

     10. Amendments. No provision of these terms of the Series A Convertible Preferred Stock may be amended, modified or waived as to such Series without the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Convertible Preferred Stock.

     IN WITNESS WHEREOF, 4net Software, Inc. has caused this Certificate to be signed by Steven N. Bronson, its President, this 17th day of May, 2001.


                                                  /s/  Steven N. Bronson
                                                  ------------------------
                                                  Steven N. Bronson, President
                                                  4net Software, Inc.